AMENDED AND RESTATED
                                 LEASE AGREEMENT



EFFECTIVE:        July  1, 1996


BETWEEN:          KKSN, INC.                    "LESSOR"

AND:              CHANNEL 32 INCORPORATED       "LESSEE"

           1. LEASED PREMISES. Lessor hereby leases to Lessee certain antenna attachment space consisting of approximately 50 vertical feet centered at the approximately 200 foot level, on any side of the tower known as The KXYQ Tall Tower, or top mounted on The KXYQ Robin Tower to the extent that certified engineering studies are approved by the Lessor and Lessee, such approval not to be unreasonably withheld (either tower hereby known as the "Tower"), together with space for one studio transmitter link open and receiver antenna at approximately the 100 foot level of the Tower. The Tower is located in the County of Clackamas at Molalla, Oregon. Lessee shall also have access to the equipment house as described in paragraph 5 below (the Tower and equipment house shall be considered the "premises.")

           2. LEASE TERM. The term of this Lease shall commence on July 1, 1996 and shall continue until December 31, 1996, unless otherwise terminated or renewed pursuant to this Lease. The Tower is located on real property leased by Lessor under a Ground Site Lease Agreement (the "Master Lease") with Cavenham Forest Industries, Inc. (the 'Master Lessor") expiring on August 31, 2001, and subject to renewal at Lessor's option through August 31, 2016. The leased premises shall only be used by Lessee or its successor for the audio and visual signal of one television station.

           3. RENTAL. Lessee shall pay Lessor as monthly rent for the initial term the sum of $4,100, payable on the first day of the month. Lessor acknowledges receipt of $4,000 paid by Lessee as a security deposit. Lessor may commingle the deposit with its funds and Lessor shall have the right to offset against the deposit any sums owing from Lessee to Lessor or any other party and not paid when due, any damages caused by Lessee's default, the cost of curing any default by Lessee should Lessor elect to do so, and the cost of performing any repair or cleanup that is Lessee's responsibility under this Lease. Offset against the deposit shall not be an exclusive remedy in any of the above cases, but may be invoked by Lessor, at its option, in addition to any other remedy provided by law or this Lease for Lessee's nonperformance. Each time an offset is claimed against the deposit, and, unless the lease is terminated, Lessee shall, after ten days notice from Lessor, deposit a sum equal to the amount of the offset so that the total deposit amount shall remain constant throughout the Lease term. The deposit (or any sum that has not been

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retained by the Lessor as set forth above) shall be refundable to Lessee within
30 days after expiration of the Lease or other termination not caused by Lessee's default.

           4. RENEWAL OPTION. If this Lease is not in default at the time each option is exercised or at the time the renewal term is to commence, and subject to subparagraph G of this paragraph 4, Lessee shall have the option to renew this Lease, as follows:

                   A. On December 31, 1996, Lessee shall have the option to renew the Lease for a period of three years, with rent to be paid monthly in advance on the first day of the month as follows:

       OPTION YEAR                   MONTHLY RENT                   ANNUAL RENT
       -----------                   ------------                   -----------
            1                           $4,300                        $51,600
            2                           $4,400                        $52,800
            3                           $4,500                        $54,000

                   B. On December 31, 1999, Lessee shall have the option to renew the Lease for 2 period of five years with the rent to be paid monthly, in advance on the first day of the month as follows:

       OPTION YEAR                   MONTHLY RENT                   ANNUAL RENT
       -----------                   ------------                   -----------
            1                           $4,680                        $56,160
            2                           $4,867                        $52,404
            3                           $5,062                        $60,744
            4                           $5,264                        63,168
            5                           $5,475                        $65,700

                   C. On December 31, 2004, Lessee shall have the option to renew the Lease for a period of five years with rent to be paid monthly in advance on the first day of the month as follows:

      OPTION YEAR                    MONTHLY RENT                   ANNUAL RENT
      -----------                    ------------                   -----------
           1                            $5,694                        $68,328
           2                            $5,922                        $71,064
           3                            $6,159                        $73,908
           4                            $6,405                        $76,860
           5                            #6,661                        $79,932

                   D. On December 31, 2009, Lessee shall have the option to renew the Lease for a period of five years with rent to be paid monthly in advance on the first day of the month as follows:

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      OPTION YEAR                    MONTHLY RENT                   ANNUAL RENT
      -----------                    ------------                   -----------
           1                            $6,927                        $83,129
           2                            $7,205                        $86,454
           3                            $7,493                        $89,913
           4                            $7,792                        $93,509
           5                            $8,104                        $7,250

                   E. On December 31, 2014, Lessee shall have the option to renew the Lease for a period of 20 months with rent to be paid monthly in advance on the first day of the month as follows:

           MONTHS                       MONTHLY RENT
    January-December 2015                  $8,428
     January-August 2016                   $8,765

                   F.     The following shall apply to any renewal terms:

                          (1) Each of the renewal terms shall commence on the day following expiration of the preceding term.

                          (2) The option may be exercised by written notice to Lessor given not less than 90 days prior to the last day of the expiring term.

                          (3) The terms and conditions of the Lease for each renewal term shall be identical with the original term except for rent and except that Lessee will no longer have any option to renew this Lease for any term that has been exercised.

                   G. Lessor will use its best efforts to keep the Master Lease in full force and effect but shall have no liability to Lessee for (i) damages to Lessee resulting from a breach of the Master Lease by the Master Lessor or
(ii) Lessor's failure to exercise its renewal option (effective August 31, 2001) under the Master Lease. If, however, Lessor fails to exercise its renewal option under the Master Lease, Lessor shall notify Lessee as early as Lessor is aware of its intent not to renew thus providing Lessee with the option to renew the Master Lease via Lessee's direct contractual agreement thereafter with Master Lessor.

           5. USE OF PREMISES. Lessee shall use the leased premises during the term of this Lease solely for the purpose of affixing Lessee's antenna to the
Tower and for no other purpose whatsoever without Lessor's prior written consent. Lessee shall also have the right to p lace its transmitter, space tuner and related equipment in the equipment house used in coordination with the Tower, and to place necessary connection cables and wave guide from the equipment house to Lessee's antenna. Lessee shall have the right to ingress and egress in and upon the lease premises for the purpose of operating, repairing, inspecting and placing such transmitter, antenna and related equipment. Lessee shall have such additional rights as are set forth on Exhibit A hereto.

           Any and all work performed by Lessee on the Tower or in the equipment building in connection with this paragraph or paragraph 7 below shall be performed in a workmanlike, professional manner in accordance with generally accepted standards of good engineering practice, and in compliance with all international, federal, state and local treaties, laws, codes, rules and regulations. Lessee further agrees that only Lessee's staff or bonded and insured companies; acceptable to Lessor will be permitted to climb; install equipment, or otherwise work on the Tower. Lessee shall not make any unlawful, improper or offensive use of the lease premises, will not permit any objectionable noise or odor to escape out of or to be emitted from the lease premises or do anything or permit anything to be done upon or about the premises in any way tending to create a nuisance. Lessee shall comply at Lessee's own expense with all laws and regulations of any municipal, county, state, federal or other public authority respecting the use of the premises by Lessee.

           In the event that Lessee wishes to add any equipment to the Tower, it shall provide Lessor with a complete written description of the equipment, including the manufacturer's specifications and the location where it would be placed on the tower. Lessor will then conduct, or have conducted, an engineering analysis to determine the feasibility of adding the equipment. The cost of such study, whether conducted by Lessor or an outsider, shall be borne by Lessee upon prior consultation with Lessee and approval of Lessee (which shall not unreasonably be withheld). In the event Lessor approves the addition of said equipment, and the parties agree on the rent to be charged for such equipment and any other special terms relative thereto, the parties shall enter into an Addendum to this Lease setting forth the details of their agreement with respect to said equipment.

           6. UTILITIES AND SERVICES. Lessee shall pay for all of its utilities and shall pay for separate metering of the electrical power it uses at the premises.

           7. REPAIRS AND IMPROVEMENTS, OBJECTIONABLE INTERFERENCE.

                   A. Lessor shall maintain the Tower structure in substantially its present condition throughout the term of this lease but shall not be required to make any other repairs, alterations, additions or improvements to or upon the lease premises during the term of this Lease. Lessee hereby agrees to maintain and keep the lease premises in good order and repair during the entire term of this Lease at Lessee's own cost and expense. Lessee agrees to comply with all electrical building codes and safety regulations applicable to the leased premises. Lessee further agrees that it will make no alterations, additions, or improvements to or upon the premises without the prior written consent of Lessor.

                   B. It is understood and agreed that Lessor reserves and at any and all times shall have the right to alter, repair or improve the Tower and equipment house or to add thereto, and for that purpose at any time may erect scaffolding and all other necessary structures about and upon the demised premises, and Lessor and Lessor's representatives, contractors, and workmen for that purpose may enter in or about the demised premises with such materials as Lessor may deem necessary therefore, and Lessee waives any claim to damages. In connection with any such alteration, repair or improvement, Lessee shall comply with requests by Lessor to decrease power or reduce or cease broadcasting until such time as the alteration, repair or improvement is completed. Lessor agrees that work will be done in such a way as to cause minimal interference with Lessee's broadcasts, shall complete timely improvements and shall make every effort to maintain the full broadcast signal. For any repairs by Lessor requiring Lessee to cease broadcasting Lessor shall use its best efforts to complete such repairs during the hours of 12 midnight to 5 A.M.

                   C. As used herein, the term "Interference with a Broadcasting Activity" means (a) a condition existing which constitutes "interference" within the meaning of the provisions of the recommended practices of the Electronics Industry Association ("EIA") as well as the rules and regulations of the FCC then in effect, or (b) there exists a material impairment of the quality of either the sound or picture signals of a broadcasting activity of any tenant on the Tower in a material portion of the broadcast service area of such activity, as compared to those which were obtained prior to commencement of or alteration to the operations of the broadcaster involved on the Tower.

                   D. Lessee, Lessor and future occupants (i.e. any other tenant or other occupant on the tower, including but not limited to, Lessor) herein defined as "Occupant" shall comply with all FCC requirements for resolving radiated and blanketing types of interference. In addition to any responsibility indicated by FCC regulations, any interference determined to be caused by a single tenant shall be that tenant's sole responsibility to resolve. In the event that a change in power output, antenna gain, or location, or the addition of another broadcast tenant creates radio frequency radiation levels in excess of local, state or federal regulations, the tenant making the change will be fully responsible for reducing radiation power to compliance levels.

                   E. Occupant shall conduct its broadcasting activities in accordance with all FCC regulations, and sound engineering practices, and shall cooperate to the fullest extent with other tenants and Lessor. In the event the use of Occupant's equipment results in Interference with a Broadcasting Activity, Occupant shall be so notified, and shall take immediate steps to correct such interference. Failure of Occupant to commence correction within 48 hours of such notice shall constitute a material breach of this Lease and Occupant hereby authorizes Lessor to take whatever steps are necessary to prevent or correct such interference in the event of Occupant's failure to promptly do so. Failure of Occupant to accomplish corrections within 30 days of such notice shall constitute a material breach of this Lease, and Lessor shall be entitled to equitable relief upon any breach hereof.

                   F. If, in the sole judgment of Lessor, any electrical,
electromagnetic, radio frequency or other interference shall result from the operation of any of Occupant's equipment, other than its main broadcast transmitter, Occupant agrees that Lessor may, at Lessor's sole option, shut down Occupant's equipment upon four hours prior oral notice to Occupant; provided, however if an -emergency situation exists, which Lessor reasonably determines in its sole discretion to be attributable to Occupant's equipment, Lessor shall immediately notify Occupant verbally, who shall act immediately to remedy the emergency situation. Should Occupant fail to so remedy said emergency situation, Lessor may then act to shut down Occupant's equipment. Occupant shall indemnify Lessor and hold it harmless from all expenses, costs, damages, loss, claims or other liabilities arising out of said shutdown. Occupant agrees to cease operations (except for intermittent testing on a schedule approved by Lessor) until the interference has been corrected to the satisfaction of Lessor. If such interference has not been corrected within 60 days, Lessor may, at its sole option, either terminate this Lease, or may require that Occupant immediately remove from the premises the specific item of equipment causing such interference, in which latter case the Monthly Rent shall be reduced by the portion of the rent applicable to such equipment for the remainder of the term of this Lease and all other terms and conditions of this Lease shall remain in full force and effect.

                   8. LESSOR'S RIGHT OF ENTRY. Lessor may enter the lease premises at any time to (i) inspect the premises, Tower, and equipment house,
(ii) exhibit the premises to prospective purchasers, lenders, or tenants, (iii) determine whether Lessee is complying with all its obligations hereunder, (iv) post notices of nonresponsibility, and (v) make repairs or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the premises, except as provided in paragraph 7.B. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee's business, any loss of occupancy or quiet enjoyment of the premises, or any other loss occasioned by such entry. Lessor shall at all times have and retain a key with which to unlock all of the doors in, upon, or about the premises (excluding Lessee's vaults, safes, and similar areas designated in writing by Lessee in advance), and Lessor shall have the right to use any and all means which Lessor may deem proper to open said doors in an emergency in order to obtain entry to the premises, and any entry to the premises obtained by Lessor by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the premises or an eviction, actual or constructive, of Lessee from the premises, or any portion thereof.

           9.      ASSIGNMENT.

                   A. Lessee shall not assign, sublet, transfer, pledge, hypothecate, surrender, or dispose of this Lease, or any interest herein, or permit any other person or persons whomsoever to occupy the premises without the prior written consent of Lessor (which consent shall be based upon the financial capabilities and reputation within the broadcast industry of the proposed assignee, sublessee or transferee but shall not be unreasonably withheld by Lessor; it being further understood that Lessor's failure to object within 15 days of receiving notice requesting Lessor's consent shall be deemed to constitute Lessor's consent). Any such attempted assignment without such consent shall be void and shall constitute a breach of this Lease. In the event Lessor gives its consent, the transferee shall expressly assume all of Lessee's obligations under this Lease, provided that consent to the transferee's assumption shall not in any way relieve or discharge Lessee's obligations under this Lease. If Lessee is a corporation, any transfer of this Lease from Lessee by merger, consolidation or liquidation or any change in the ownership of, or power to vote, the majority of the outstanding voting stock of Lessee, shall constitute an assignment for the purposes of this section. Notwithstanding the foregoing, Lessor consents to the collateral assignment of this Lease by Lessee to Aspen TV pursuant to Aspen TV's loan agreements with Lessee. If Lessee (other than in the course of a bona fide sale of its television station) assigns this Lease or sublets the lease premises for an amount in excess of the rent called for by this Lease, such excess shall be paid to Lessor promptly as it is received by Lessee. In the event Lessee shall assign or sublet the lease premises or request the consent of Lessor to any assignment or subletting or if Lessee shall request the consent of Lessor for any act Lessee proposes to do then Lessee shall pay Lessor's reasonable attorney's fees incurred in connection therewith.

                   B. Lessor may at any time assign or transfer its interest as Lessor in and to this Lease, or any part thereof, and may at any time sell or transfer its interest in the fee of the Property, or its interest in and to the whole or any portion of the Property, subject to Lessee's rights under this Lease. If the transferee assumes all of Lessor's obligations under this Lease, Lessor shall be released from all liability hereunder.

           10. LIENS; TAXES. Lessee will not permit any lien of any kind, type or description to be placed or imposed upon the Tower. In addition, Lessee shall pay as due all taxes on its personal property located on the lease premises and shall provide satisfactory proof of payment of such taxes to Lessor.

           11.     INSURANCE AND INDEMNITY.

                   A. Lessee agrees to promptly reimburse Lessor for Lessee's pro rata share (based upon the number of Occupants on the Tower and those using the equipment house) of all costs for the property and casualty insurance obtained by Lessor with respect to the Tower and equipment lease.

                   B. Lessee further agrees at all times during the term of this Lease, at its own expense, to maintain, keep in effect, furnish, and deliver to Lessor its own liability insurance policy in form and with an insurer satisfactory to Lessor, insuring Lessee against all liability for damages to person or property in or about the leased premises, the Tower and equipment house; the amount of the liability insurance shall not be less than $500,000 for injury to one person, $1,000,000 for injuries arising out of any one accident and not less than $100,000 for property damage, and shall also maintain in effect worker's compensation insurance. The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee shall name Lessor as an additional insured thereunder and shall present Lessor with proof of insurance and such policies shall further provide that they are not cancelable or materially alterable except upon no less than 30 day, advance written notice to Lessor. Lessor shall provide its own liability insurance independent of aforementioned Lessee liability policy.

                   C. Lessee shall indemnify and save harmless Lessor and its agents, of and from any and all claims, demands, actions, losses, costs, expenses (including reasonable attorneys' fees whether or not an action is instituted), damages, liabilities, or recoveries in connection with loss of life, personal injury and/or damage to property arising from or out of or by reason of the condition, use, misuse, or occupancy of the leased premises and Tower or any occurrence in, upon, at or about the leased premises and Tower caused by Lessee, its employees, invitees, customers or any other person in or about the lease premises at Lessee's request or Lessee's failure to comply with any covenant of this Lease on his part to be performed. Lessee further agrees that Lessor shall not be liable for injury to Lessee's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers or any other person in or about the lease premises at Lessee's request, nor shall Lessor be liable for injury to Lessee's employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects or pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the lease premises or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the lease premises.

                   D. Each of Lessor and Lessee agrees that its respective insurance carriers shall not have a subrogated claim against the other party hereto.

           12. DAMAGE BY CASUALTY, FIRE AND DUTY TO REPAIR. In the event of the destruction of the Tower or equipment house by fire or other casualty, either party may terminate this Lease as of the date of the fire or casualty; provided however that in the event of damage to the Tower by force or other casualty to the extent of 25% or more of the value of the Tower, the Lessor may or may not elect to repair the Tower. Written notice of Lessor's election shall be given to Lessee within fifteen days after the occurrence of the damage. As long as Lessee is not then in default, any prepaid rent and deposits for the unexpired term shall be refunded to the Lessee within 30 days after Lessor's election

           13. EMINENT DOMAIN. In case of the condemnation or purchase of all or any substantial part of the leased premises by any public or private corporation with the power of condemnation, and such action materially interferes with Leasee's or Lessor's use of the premises, this Lease may be terminated, effective on the date possession is taken, by either party upon written notice to the other and, in that case, the Lessee shall not be liable for any rent after the termination date (provided, however, that Lessor shall not terminate this Lease if Lessor elects to continue its own broadcast activities at the Tower). Lessee shall not be entitled to and hereby expressly waives any right to any part of the condemnation award or purchase price other than a reasonable value of loss of tenancy. As long as Lessee is not then in default,, any prepaid rent and deposits for the unexpired term shall be resumed to the Lessee within 30 days from the date possession is taken.

           14. DELIVERING UP PREMISES ON TERMINATION. At the expiration of the term or upon any sooner termination thereof, Lessee will quit and deliver up the premises and all future erections or additions to or upon the same to Lessor or those having Lessor's estate in the premises, peaceably, quietly, and in as good order and condition, reasonable use and wear alone excepted, as the same are now in or hereafter may be put in by Lessor.

           15. DEFAULT, INSOLVENCY AND LESSOR'S RIGHTS. The occurrence of any one or more of the following events ("Event of Default") shall constitute a material default and breach of this Lease by Lessee:

                   A. If Lessee shall fail to pay any rent when the same becomes due and payable and such failure shall continue for a period of 10 days after written notice of such failure (provided, however, that notice shall be required on no more than one occasion during any calendar year); or

                   B. If Lessee shall fail to pay any other sum or charge payable by Lessee hereunder when the same becomes due and payable and such failure shall continue for more than 10 days after written notice of such failure; or

                   C. If Lessee shall make any transfer or assignment of any interest in the Premises or under this Lease without Lessor's prior written consent; or

                   D. If Lessee shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, or shall file an answer admitting 6r shall fail timely to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Lessee or any material part of its properties; or

                   E. If within 90 days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such proceeding shall not have been dismissed or if, within 90 days after the appointment without the consent or acquiescence of Lessee of any trustee, receiver, or liquidator of Lessee or of any material part of its properties, such appointment shall not have been vacated; or

                   F. If this Lease or any estate of Lessee hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within 10 days; or

                   G. If Lessee shall abandon the premises. For purposes of this Lease, abandon shall mean the failure of Lessee to occupy the premises or the Tower for 1 5 days for the purposes permitted under this Lease.

           16. REMEDIES ON DEFAULT. Upon any Event of Default, Lessor may exercise any one or more of the remedies set forth in this section, or any other remedy available under applicable law or contained in this Lease.

                   A. Lessor may terminate this Lease and keep any and all monies previously collected and advanced to Lessor.

                   B. Lessor may reenter the premises and Tower and remove all persons and property and repossess and enjoy the premises and Tower, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefore).

Lessor may use the premises and Tower for Lessor's own purposes or relet it, without prejudice to any other remedies that Lessor may have by reason of Lessee's default. None of these actions will be deemed an acceptance of surrender by Lessee. To the extent permitted by law, Lessee expressly waives the service of any notice of intention to terminate this Lease or to retake the premises and Tower, and waives service of any demand for payment of rent or for possession, and of any and every other notice or demand required or permitted under applicable law.

                   C. Lessor at its option may relet the whole or any part of the premises and Tower from time to time, either in the name of Lessor or otherwise, to such tenants, for such terms ending before, on, or after the expiration date of the lease term, at such rentals and upon such other conditions (including concessions and free rent periods) as Lessor, in its sole discretion, may determine to be appropriate. Lessor shall have no obligation to relet the premises and Tower or any part and shall not be liable for refusal or failure to relet the premises and Tower or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting. No such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise affect any such liability. Lessor at its option may make such physical changes to the premises and Tower as Lessor, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed relenting, without relieving Lessee of any liability under this Lease or otherwise affecting Lessee's liability. If there is other unleased space on the Tower, Lessor shall have no obligation to attempt to relet the premises and Tower prior to leasing other space on the Tower.

                   D. Whether or not Lessor retakes possession or relets the premises and Tower, Lessor shall have the right to recover unpaid rent and all damages caused by the default, including attorneys' fees. Damages shall include, without limitation, (i) all rentals lost, (ii) all legal expenses and other related costs incurred by Lessor following Lessee's default, (iii) all costs incurred by Lessor in restoring the premises and Tower to good order and condition, or in remodeling, renovating, or otherwise preparing the premises and Tower for reletting, and (iv) all costs incurred by Lessor in reletting the premises and Tower, including, without limitation, any brokerage commissions and the value of Lessor's time. Lessor may sue periodically for damages as they accrue without barring a later action for further damages. Lessor may in one action recover accrued damages plus damages attributable to the remaining lease term equal to the difference between the rent reserved in this Lease (including estimated amount of additional rent as determined by Lessor) for the balance of the lease term after the time of award, and the fair rental value of the premises and Tower for the same period, discounted to the time of award at the rate of 9% per annum. If Lessor has relet the premises and Tower for the period which otherwise would have constituted the unexpired portion of the lease term, or any part, the amount of rent received upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the premises and Tower so relet during the term of relenting.

                   E. The remedies provided for in this Lease are in addition to any other remedies available to Lessor at law or in equity by statute or otherwise.

           17. HOLDING OVER. In the event that Lessee for any reason shall hold over the expiration of this Lease, or any allowed renewal thereof as set out in paragraph 4 above, such holding over shall not be deemed to operate as a renewal or extension of this Lease, but shall only create a tenancy from month to month which may be terminated at will at any time by Lessor.

           18. ATTORNEYS' FEES AND COURT COSTS. In case suit or action is instituted to enforce compliance with any of the terms, covenants or conditions to this lease, or to collect the rental which may become due hereunder, or any portion thereof, the losing party agrees to pay such sum as the trial court may adjudge reasonable as attorneys' fees to be allowed plaintiff in such suit or action and in the event any appeal is taken from any judgment or decree in such suit or action, the losing party agrees to pay such further sum as the appellate court shall adjudge reasonable as plaintiffs attorney's fees on such appeal. Lessee also agrees to pay and discharge all Lessor's costs and expenses, including Lessor's reasonable attorneys' fees, that shall arise from enforcing any provisions or covenants of this Lease even though no suit or action is instituted.

           19. WAIVER. Any waiver by Lessor of any breach of any covenant herein contained to be kept and performed by Lessee shall not be deemed or considered as a continuing waiver, and shall not operate to bar or prevent Lessor from declaring a default for any succeeding breach, either of the same condition or covenant or otherwise.

           20. SUCCESSORS. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, no transfer of this Lease by Lessee or its successors or assigns, whether by operation of law or by voluntary or involuntary assignment with or without the consent of Lessor, shall diminish, alter, or reduce the direct and primary liability of Lessee under this Lease for the full and complete performance during and throughout the lease term of all covenants, obligations, and agreements contained herein.

           21. SEVERABILITY. Any provision of this Lease determined to be invalid by a court of competent jurisdiction shall in no way affect any other provision hereof.

           22. NOTICES. Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, telegram, facsimile transmission, telex or United States mail, registered or certified, postage prepaid, with return receipt requested, to the following addresses:

If to Lessor:                   KKSN, Inc.
                                888 Northwest Fifth Avenue, Suite 790
                                Portland, Oregon 97204
                                ATT: General Manager
                                Fax: 503-243-3299

                                with a copy to:

                                c/o Heritage Media Corporation
                                One Galleria Tower, Suite 1500
                                13355 Noel Road
                                Dallas, Texas 75240
                                ATT: Paul W. Fiddick, President--Radio Group
                                Fax: 214-702-7382

If to Lessee:                   Channel 32 Incorporated
                                10255 SW Arctic Drive
                                Beaverton, Oregon 97005
                                ATT:  DANIEL J. ALDERMAN
                                Fax:    (503) 626-3576


Either party may change its address for notice purposes by giving notice of such new address to the other party in accordance with the terms of this section. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

           23.     EXCULPATORY CLAUSES.

                   A. Except for damage resulting from Lessor's negligence, Lessor shall not be liable to Lessee, or to any other person, for any damage occasioned by failure in any electrical, plumbing, gas, water, steam, sprinkler, or other pipe or sewage systems, or by the leaking of any pipes in or about the leased premises and Tower, or for any damage occasioned by water being upon or coming through the roof, or for any damage arising from any acts or neglect of occupants of adjacent property or the public.

                   B. No act or omission of either party occurring prior to the effective date of this agreement shall be asserted as a claim or defense by the other party, by way of setoff, or otherwise, in any action or proceeding arising from this lease agreement, or the relationship created by this lease agreement.

                   C. Lessee accepts the leased premises, the Tower and the equipment house in 'AS IS' condition, subject to all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the lease premises. Lessee acknowledges that Lessor has made no representations or warranties as to the present or future suitability of the leased premises for the conduct of Lessee's business.

           24. ENTIRE AGREEMENT. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

           25. INTENDED BENEFICIARIES. The rights and obligations contained in this Lease are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

           26. MUTUAL CONTRIBUTION. The parties to this Lease and their counsel have mutually contributed to its drafting. Consequently, no provision of this Lease shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

           27. NUMBER AND GENDER. When required by the context, each number (singular and plural) shall include all numbers and each gender shall include the feminine, masculine and neuter.

           IN WITNESS WHEREOF, the parties have executed this instrument effective the date and year first written above.

KKSN, INC.                                  CHANNEL 32 INCORPORATED



By: /s/ Paul W. Fiddick                         /s/ Daniel J. Alderman
    _____________________________           By: ____________________________
        Paul W. Fiddick                             Daniel J. Alderman
        President-Radio Group                       Executive Vice President

                                                          EXHIBIT A

                             CHANNEL 32 INCORPORATED
                              10255 SW Arctic Drive
                               Beaverton, OR 97005

KKSN, Inc.

        Re:    Tower Lease

Ladies and Gentlemen:

           Concurrently herewith you, KKSN, Inc. ("Lessor"), and we, Channel 32 Incorporated ('Lessee"), are entering into an Amended and Restated Lease Agreement dated JULY 1 , 1996, for lease of space on a tower and equipment house at Molalla, Oregon in Clackamas County (the "Lease"). All terms defined in the Lease are used with the same meaning herein.

           Lessee may attempt to negotiate, but has no obligation to negotiate,, with the Owner of the fee property surrounding the premises (the "Owner") for additional land on which to construct a new equipment house (the 'New Building") in order to get Lessee's equipment farther from the Tower to reduce the risk of damage to the equipment from ice sheeting off of the Tower. If Lessee decides to enter into such negotiations with the Owner, and concludes such negotiations with the Owner, the Lessor hereby consents to Lessee's construction of such New Building on land outside of the premises and agrees that Lessee shall have such rights of ingress and egress from the New Building to the premises as Lessee shall require in order to connect Lessee's equipment in the New Building with Lessee's transmitter and other equipment that remain on the premises. Lessor further acknowledges that Lessee's abandonment of the equipment house on the premises because of Lessee having moved its equipment to the New Building will not be considered an abandonment of the Lease.

           Please confirm your agreement to the foregoing by signing in the space below.

                             CHANNEL 32 INCORPORATED


                                 By: /s/ Daniel J. Alderman
                                     _____________________________
                                     Daniel J. Alderman

                                 Its    EXECUTIVE VICE PRESIDENT


ACCEPTED AND AGREED:

KKSN, INC.

By /s/ Paul W. Fiddick
   ___________________________
Its   PRESIDENT - RADIO GROUP